EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2006, accompanying the consolidated financial statements included in the Annual Report of Horizon Offshore, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Horizon Offshore, Inc. on Forms S-3 (File No. 333-47246, effective October 11, 2000, File No. 333-62356, effective June 11, 2001, and File No. 333-130724, effective February 9, 2006) and on Forms S-8 (File No. 333-62630, effective June 8, 2001, File No. 333-98243, effective August 16, 2002, File No. 333-110167, effective October 31, 2003, and File No. 333-128306, effective September 14, 2005).
/s/ Grant Thornton LLP
Houston, Texas
March 14, 2006